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                                                                    Exhibit 11.0


                           ARTHUR J. GALLAGHER & CO.

      COMPUTATION OF NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)

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

                                                                    Three-month period ended
                                                                           March 31,
                                                                1997                        1996
                                                              --------                    --------
                                                             (In thousands, except per share data)
Net earnings                                                   $ 9,238                    $ 8,534
Adjustments to net earnings for computation related
  to the 20% limitation on the buyback of common shares
  using the treasury stock method                                  331                        122
                                                               -------                    -------
Net earnings applicable to computation                         $ 9,569                    $ 8,656
                                                               =======                    =======

Average common shares outstanding                               16,484                     16,578
Dilutive effect of stock options using the treasury
  stock method                                                   1,614                      1,338
                                                               -------                    -------
Weighted average number of common and
  common equivalent shares outstanding                          18,098                     17,916
                                                               =======                    =======
Net earnings per common and common
  equivalent share                                             $   .53                    $   .48

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